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                                                  OMB Number           3235-0104
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

     Topor              Shimon
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   (Last)               (First)                 (Middle)

   650 Madison Avenue, 17th Floor
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                                    (Street)

  New York               New York               10022
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   4/28/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LaSalle Hotel Properties (LHO)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [  ]   Director                             [  ]   10% Owner
   [  ]   Officer (give title below)           [X ]   Other (specify below)

                         TRUSTEE
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6. If Amendment, Date of Original (Month/Year)

   April 30, 1998
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7.  Individual or Joint/Group Filing
      (Check Applicable Line)
     [X ] Form filed by One Reporting Person
     [  ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

 NOT APPLICABLE (N/A)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If form is filed by more than one reporting person, see Instruction 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
     UNITS**             4/29/99     N/A          COMMON SHARES             22,661         ***              I      THROUGH VARIOUS
                                                                                                                   PARTNERSHIPS AND
                                                                                                                   AND CORPORATIONS
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   COMMON SHARE
  PURCHASE RIGHTS        4/29/99     4/29/08      COMMON SHARES            163,619        $18.00            I      THROUGH A LIMITED
                                                                                                                   PARTNERSHIP****
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
Explanation of Responses:

* MR. TOPOR SHARES THE RIGHT TO DIRECT THE VOTING AND INVESTMENT, BY VIRTUE OF HIS DIRECT AND INDIRECT CONTROL OF CERTAIN ENTITIES, OF COMMON SHARE PURCHASE RIGHTS AND UNITS IN WHICH HE HAS NO PECUNIARY INTEREST.
** PARTNERSHIP UNITS IN LASALLE HOTEL OPERATING PARTNERSHIP, L.P. WHICH ARE CONVERTIBLE INTO COMMON SHARES OF LASALLE HOTEL PROPERTIES.
*** EACH UNIT IS CONVERTIBLE INTO ONE COMMON SHARE.
****ON APRIL 30, 1998,  THE  REPORTING  PERSON   INADVERTENTLY   FILED  A FORM 3
    REPORTING DIRECT OWNERSHIP OF THESE COMMON SHARE PURCHASE RIGHTS. THIS AMENDED FORM 3 IS BEING FILED SOLELY TO CORRECTLY REPORT THAT THE REPORTING PERSON HAS ONLY INDIRECT OWNERSHIP OF THESE COMMON SHARE PURCHASE RIGHTS.


/s/Shimon Topor                                                 4/27/99
---------------------------------------------                  --------
      **Signature of Reporting Person                           Date
          SHIMON TOPOR

**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
  Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not are required to respond unless the form displays a currently valid OMB Number.